Yum! Brands Expects Full-Year 2015 EPS Growth of At Least 10%;
Will Host Investor Update Meeting on Thursday, December 11, 2014

Louisville, KY (December 9, 2014) - Yum! Brands Inc. (NYSE: YUM), in advance of its Annual Investor Meeting, now estimates mid-single-digit full-year 2014 EPS growth versus prior year, excluding Special Items. Yum! expects to deliver at least 10% EPS growth in 2015, excluding Special Items.

Greg Creed, CEO effective January 1, 2015, said, “We are firmly committed to returning to double-digit EPS growth in 2015, delivering at least 10% growth with the potential to do significantly better. We fully expect to bounce-back in China and benefit from tremendous sales leverage as sales rebound. We have solid plans to drive same-store sales growth and margin improvement in China, while continuing to open new restaurants with confidence in the world’s fastest-growing economy. Further, sustained momentum at our KFC and Taco Bell Divisions, and the recent relaunch of our Pizza Hut U.S. business are also expected to contribute to our double-digit EPS growth. Our brands are the global leaders in their respective categories, and we expect to build on this strength with breakthrough product innovation, insight-driven marketing and digital leadership in the years ahead.

Overall, we expect to open over 2,100 new international restaurants next year, further strengthening our lead in emerging markets. We remain focused on the three keys to driving shareholder value: same-store sales growth, new-unit development and generating high returns on invested capital. I’m confident we’ll deliver full-year EPS growth of at least 10% in 2015 and produce consistent double-digit EPS growth over the long term.”

2014 EPS UPDATE
As previously reported, China Division sales were significantly impacted by adverse publicity in July regarding improper food handling practices by a former supplier. Sales continue to recover, but at a slower pace than expected. We estimate China Division full-year same-store sales will be negative mid-single digits. With this assumption, we now estimate mid-single-digit full-year EPS growth, excluding Special Items.

2015 Overall guidance
Yum! Brands expects full-year EPS growth of at least 10%, excluding Special Items, with meaningful upside opportunity contingent primarily on the pace of our sales recovery in China. Our 2015 guidance is based on the following expectations and assumptions:

▪	China Division operating profit growth of at least 15%

▪	KFC Division operating profit growth of 10%

▪	Pizza Hut Division operating profit growth of 10%

▪	Taco Bell Division operating profit growth of 6%

▪	Over 2,100 gross new international units, including:

•	700 new units in China

•	700 new units at KFC

•	600 new units at Pizza Hut

•	125 new units in India

▪	150 net new units at Taco Bell Division

▪	Global capital expenditures of approximately $1.2 billion

▪	Estimated tax rate for years 2015 - 2016 between 25% and 27%

▪	Foreign currency translation expected to have a negative impact of at least $20MM on earnings

▪	Interest expense expected to be about $145MM

▪	2% reduction in average diluted shares outstanding as a result of share repurchases

2014 Annual Investor Meeting
The Annual Investor Meeting will be held on Thursday, December 11, 2014 from 8:45 am to 2:00 pm EST in New York City. The company will present a business update and share its strategies and global expansion outlook. This meeting will be webcast live and a replay of this webcast will be available following the event. The webcast and presentations will be available online through the Yum! Brands Investor Relations website at http://www.yum.com/investors.

ADDITIONAL INFORMATION
Definitions of terms are available online at www.yum.com under “Investors”.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: food safety and food borne-illness issues; changes in economic conditions, consumer preferences, tax rates and laws and the regulatory environment, as well as increased competition and other risks in China, where a significant and growing portion of our restaurants are located; changes in economic and political conditions in the other countries outside the U.S. where we operate; the impact or threat of any widespread illness or outbreaks of viruses or other diseases; our ability to protect the integrity and security of individually identifiable data of our customers and employees; our ability to secure and maintain distribution and adequate supply to our restaurants; the success of our international development strategy; commodity, labor and other operating costs; the continued viability and success of our franchise and license operators; consumer preferences and perceptions of our brands; the impact of social media; a potential suspension of the Chinese affiliate of our independent auditor; pending or future litigation and legal claims or proceedings; changes in or noncompliance with government regulations; tax matters, including disagreements with taxing authorities; significant changes in global economic conditions, including consumer spending, consumer confidence and unemployment; and competition within the retail food industry, including with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.
Yum! Brands, Inc., based in Louisville, Kentucky, has over 40,000 restaurants in more than 125 countries and territories. Yum! is ranked #216 on the Fortune 500 List with revenues of over $13 billion. In 2014 Yum! was named among the top 100 Corporate Citizens by Corporate Responsibility Magazine and one of the Aon Hewitt Top Companies for Leaders in North America. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opens over five new restaurants per day on average, making it a leader in international retail development.
Analysts are invited to contact:
Steve Schmitt, Vice President Investor Relations & Corporate Strategy, at 888/298-6986
Elizabeth Grenfell, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact:
Virginia Ferguson, Director Public Relations, at 502/874-8200